Exhibit 5

August 7, 2025

Ameren Corporation

1901 Chouteau Avenue

St. Louis, Missouri 63103

Ladies and Gentlemen:

I am Vice President, Interim General Counsel and Secretary of Ameren Corporation, a Missouri corporation (the “Company”). The Company has filed with the Securities and Exchange Commission (the “Commission”) a Registration Statement on Form S-3 (Registration No. 333-274977) (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the registration of an indeterminate amount of securities, which became effective on October 13, 2023.

In connection with the offering of shares of the Company’s common stock, $.01 par value per share (the “Shares”), by the Company pursuant to the Registration Statement having an aggregate gross sales price of up to $1,482,210,000, I or persons under my supervision and control have reviewed originals (or copies certified or otherwise identified to my satisfaction) of (1) the Registration Statement; (2) a prospectus dated October 13, 2023 (the “Base Prospectus”) forming a part of the Registration Statement, as supplemented by a prospectus supplement dated August 7, 2025 (the “Prospectus Supplement”), both such Base Prospectus and Prospectus Supplement filed pursuant to Rule 424 under the Securities Act; (3) the Company’s Restated Articles of Incorporation, as amended, and By-Laws, as amended, each as in effect on the date hereof; (4) the Equity Distribution Sales Agreement, dated May 12, 2021, as amended by the First Amendment to Equity Distribution Sales Agreement, dated August 7, 2025 (as so amended, the “Sales Agreement”), with Barclays Capital Inc., BofA Securities, Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., RBC Capital Markets, LLC and Wells Fargo Securities, LLC, as sales agents and as forward sellers (in such capacities as applicable, the “Agents” and the “Forward Sellers”), and Bank of America, N.A., Barclays Bank PLC, Goldman Sachs & Co. LLC, JPMorgan Chase Bank, National Association, Mizuho Markets Americas LLC, Morgan Stanley & Co. LLC, MUFG Securities EMEA plc, Royal Bank of Canada and Wells Fargo Bank, National Association, as forward purchasers (the “Forward Purchasers”); (5) the separate letter agreements, dated May 12, 2021 and August 7, 2025, as applicable for each such Forward Purchaser, in the form attached as Exhibit C to the Sales Agreement (each, a “Forward Confirmation”) entered into with respect to the Forward Purchasers; and (6) corporate and other documents, records and papers and certificates of public officials.

In addition, I or persons under my supervision and control have discussed and conferred with officers and employees of the Company and its subsidiaries and reviewed such other documents and materials as I have deemed necessary or appropriate for purposes of this opinion. In connection with such review, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the conformity to the originals of the documents submitted to me as certified or photostatic copies, the authenticity of the originals of such documents and all documents submitted to me as originals and the correctness of all statements of fact contained in such original documents.

On the basis of such review, I am of the opinion that (1) the Shares to be issued and sold by the Company pursuant to the Sales Agreement, when duly authorized, issued and delivered by the Company in accordance with the Sales Agreement against payment of the consideration contemplated thereby, will be validly issued, fully paid and non-assessable and (2) when the terms of a supplemental forward confirmation to a Forward Confirmation and of the issue and sale of the Shares pursuant thereto have been duly authorized and established in accordance with the Sales Agreement, and when issued upon physical settlement or net share settlement, as applicable, in accordance with such Forward Confirmation (and such related supplemental forward confirmation) and against payment of the consideration contemplated thereby, such Shares will be validly issued, fully paid and non-assessable.

This opinion is limited to the laws of the State of Missouri.

I hereby consent to the reference to me under the heading “Legal Matters” in the Prospectus Supplement, and to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K to be filed on or about the date hereof, which will be incorporated by reference in the Registration Statement. In giving the foregoing consents, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Stephen C. Lee

Stephen C. Lee, Esq.
Vice President, Interim General Counsel & Secretary
Ameren Corporation

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